Exhibit 99.1

InfoSpace to Sell Online Directory

Business for $225 Million in Cash

Transaction Unlocks Value of Directory Business, Capitalizes on NOL and Reinforces Company’s Focus on Shareholder Value Creation

BELLEVUE, Wash., Sep 17, 2007 (BUSINESS WIRE) —

InfoSpace, Inc. (NASDAQ:INSP) today announced that its Board of Directors has unanimously approved a definitive agreement under which InfoSpace will sell its online directory business, including the Company’s online yellow and white pages services, to Idearc Inc. (NYSE:IAR), for $225 million in cash.

“The sale of our directory business is part of the Board of Directors’ ongoing review of our company and the opportunities available to enhance value for our shareholders,” said Jim Voelker, Chairman and Chief Executive Officer of InfoSpace. “In addition to unlocking the value of our directory business that was not reflected in the Company’s market valuation, this transaction is extremely tax efficient, allowing us to capitalize on our net operating losses to significantly maximize the cash proceeds from the sale.”

The transaction is expected to be completed by the end of 2007 upon the satisfaction of customary closing conditions and regulatory approvals.

Upon completion of the transaction, the Company expects to return the net proceeds from the sale to shareholders as a special cash distribution. The Company will utilize a portion of its net-operating loss carry-forwards to offset substantially all of the taxable gain resulting from the sale, increasing the cash available for distribution to shareholders. At closing, InfoSpace’s cash position is expected to be in excess of $400 million.

Credit Suisse Securities (USA) LLC is acting as financial advisor and Wilson Sonsini Goodrich & Rosati is acting as legal counsel to InfoSpace in connection with the transactions.

About InfoSpace’s Online Directory Business

InfoSpace’s online directory business helps Internet users find local and national merchants and individuals in North America. It offers directory services through InfoSpace’s branded Web sites, such as Switchboard.com and InfoSpace.com, as well as through distribution partner relationships. Partner versions of InfoSpace’s directory services are generally private-labeled and delivered with each distribution partner’s unique requirements. The vast majority of the revenue from this business is generated from the Switchboard.com site that was acquired by InfoSpace in 2004 for approximately $103 million. For the first half of 2007, this business had revenues of 17.2 million. The business employs approximately 50 people.

About InfoSpace®

InfoSpace, Inc. is a leading developer of tools and technologies to help people discover and enjoy content and information - whether on a mobile phone or on the PC. InfoSpace uses its proprietary metasearch technology to power a portfolio of branded Web sites, including Dogpile (http://www.dogpile.com/) and Zoo (http://www.zoo.com/), a kid-friendly search engine, and provide private-label search and online directory services to consumers on a global basis. The company’s mobile platform and applications, such as InfoSpace Find It! (http://www.infospacefindit.com/), create revenue opportunities for carriers, while satisfying consumer demand for a highly relevant mobile user experience. More information can be found at http://www.infospaceinc.com/.

Forward-Looking Statements

This release contains forward-looking statements relating to InfoSpace, Inc.’s proposed sale of its online directory business that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Forward-looking statements include without limitation statements regarding the expected completion of, and timing of, the proposed sale, utilization of InfoSpace’s net-operating loss carry-forwards (NOLs), and the prospects of InfoSpace’s online search and mobile business. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include satisfaction of closing conditions, including governmental and third party consents, the effect of taxes, balance sheet working capital adjustments and indemnity obligations on InfoSpace’s total proceeds, general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, and our dependence on companies to distribute our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: InfoSpace, Inc.

InfoSpace, Inc.

Stacy Ybarra, 425-709-8127

stacy.ybarra@infospace.com

Copyright Business Wire 2007

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